Wynn Resorts, Limited Reports Third Quarter Results

              Wynn Las Vegas generates EBITDA of $73.2 million in
                     its first full quarter of operations

LAS VEGAS, November 8, 2005 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq:
WYNN) today reported financial results for the third quarter ended September 30, 2005.

Net Revenues for the quarter were $251.4 million and adjusted net loss (excluding $13.2 million in pre-opening expenses and property charges for Wynn Las Vegas, Wynn Macau and Encore) was $1.0 million, or $0.01 per diluted share (adjusted EPS) (1). On a US GAAP (Generally Accepted Accounting Principles) basis, net loss was $14.2 million, or a net loss of $0.14 per diluted share.

Wynn Las Vegas

Net gaming revenues in the third quarter of 2005 were $123.0 million. Table games drop was $414.6 million, with win per table per day (before discounts) of $7,321 for the period. Table games win percentage was 21.9%, which is within the property's expected range of 18% to 22%. Slot machine win per unit per day was $251 on handle (volume) of $897.1 million.

Gross non-gaming revenues for the period were $164.7 million and net non-gaming revenues were $128.4 million. Wynn Las Vegas' room revenues were $61.4 million. Average daily rate (ADR) was $264 and occupancy was 93%, generating revenue per available room (REVPAR) of $246 for the period. The food and beverage, retail and entertainment operations generated gross revenues of $61.2 million, $16.9 million and $14.0 respectively.

In the 156 days since its April 28th opening, Wynn Las Vegas has generated property EBITDA of $131.9 million. For the quarter ended September 30, 2005, Wynn Las Vegas generated adjusted EBITDA (2) of $73.2 million during the quarter, representing a 29.1% margin on net revenues. Operating efficiencies continue to improve as our number of full time equivalent employees has decreased from an average of 9,600 in the second quarter to an average of 8,200 in the third quarter.

On August 27, 2005, Avenue Q, the 2004 Tony Award winning musical, opened at Wynn Las Vegas. Avenue Q is currently performing ten shows per week in our Broadway Theater. Performance of our Le Reve show has improved and we have increased the number of weekly performances for Le Reve from five at opening to six in June. Beginning October 1st, Le Reve started performing ten times per week in our Wynn Theater.

Steve Wynn, Chairman and Chief Executive Officer of Wynn Resorts commented, "Our property's performance in the past six months is a source of gratification for all of us, and all the credit goes to the employees of Wynn Las Vegas who have managed the challenge of opening that very special property and revealing the beginning of its extraordinary potential. We continue the intense planning of the development of our enormous real estate assembly in the center of Las Vegas and the preparation of Wynn Macau's opening. "

Wynn Macau

In June 2004, the Company broke ground on Wynn Macau, its destination casino resort in Macau, China. The first phase of the project will utilize approximately 11 of a total site area of 16 acres of land and includes 600 hotel rooms and suites, approximately 100,000 square feet of casino gaming space, seven restaurants, approximately 26,000 square feet of retail space, a spa, a salon, entertainment lounges and meeting facilities. We expect the first phase to open to the public in the third quarter of 2006. The second phase will include an additional 92,000 square feet of casino space, a restaurant, a theater, and a dramatic front feature attraction. The second phase will be built on the remaining five acres of the Wynn Macau site and will be integrated into the first phase of Wynn Macau. The second phase is expected to be completed and open to the public by the third quarter of 2007.

Construction of Wynn Macau is progressing on schedule and within budget. The building is topped off and the curtain wall and the placement of roof steel are nearly complete. Work relating to excavation and footings of the second phase has begun, and that work is progressing as planned. As of September 30, 2005, the Company had funded approximately $308.6 million of a total project budget of approximately $1.1 billion, with approximately $777.0 million to be spent to complete Wynn Macau.

On September 14, 2005, the Company announced the completion of an increase and amendment of Wynn Resorts (Macau) SA's senior secured financing to include financing for the second phase of Wynn Macau. The senior secured financing for the project was increased from US$397 to US$764 million. The new financing is comprised of US$729 million of term loan facilities, a HK$156 million (approximately US$20 million) term loan facility, and a HK$117 million (approximately US$15 million) revolving credit facility. The term loan facilities mature in September 2011, with the revolving credit facility maturing in September 2007.

Encore at Wynn Las Vegas

We continue to evaluate Encore as part of our overall master plan for the Company's substantial real estate holdings on the Las Vegas Strip. As a result, the Company has refined Encore to feature an approximately 2,000-room hotel tower consisting of approximately 150 suites and 1,850 guest rooms, fully integrated with Wynn Las Vegas. Encore also is expected to include additional casino space, entertainment venues, restaurants, nightclubs, swimming pools, a spa and salon, convention and meeting space, and retail outlets. Once the Company has finalized the budget and plans for Encore, it will seek the necessary approvals from its Board of Directors and lenders. The Company expects Encore to open in the second half of 2008.

Other Factors Affecting Earnings

Interest expense, net of $3.3 million in capitalized interest, was $34.9 million for the third quarter of 2005. Depreciation and amortization expenses were $37.9 million, and pre-opening expenses, primarily related to Wynn Macau, totaled $7.1 million during the quarter. Corporate expense in the period was $8.5 million.

Balance Sheet and Capital Expenditures


Total cash balance at the end of the quarter was $989.9 million, including unrestricted cash balances of $552.9 million and restricted cash balances of $437.0 million. Total debt outstanding at the end of the quarter was $2.1 billion including $250 million of Convertible Debentures. Capital expenditures, net of changes in construction payables and retention, during the third quarter of 2005 totaled $179.7 million, of which $56.6 million was related to Wynn Macau.


Conference Call Information


The company will hold a conference call to discuss the Company's results on Thursday, November 3, 2005 at 7:30 a.m. PT (10:30 a.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).


Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company's brief operating history, the Company's dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures:

(1) Adjusted earnings and adjusted EPS are presented exclusively as a supplemental disclosure because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measure are considered by many to be a better indicator on which to base expectations of future results than income computed in accordance with generally accepted accounting principles ("GAAP"). Reconciliations of net loss and net loss per share to adjusted earnings and adjusted EPS per share are included in the financial schedules accompanying this release.

(2) Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, pre-opening, property charges and corporate expenses, losses on sales of assets, losses from incidental operations, and other non operating income and expenses. Management uses adjusted EBITDA as the primary measure of the operating performance of Wynn Las Vegas and to compare the operating performance of its properties with those of its competitors.

         This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, such as operating income, net income, or net cash provided by operating activities.

         Wynn Resorts' calculation of adjusted earnings, adjusted EPS and adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited. The company has included schedules in the tables that accompany this release that: (1) reconcile EBITDA to operating income and net income; and (2) reconcile net income to adjusted net income.


                                          WYNN RESORTS, LIMITED AND SUBSIDIARIES
                                      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                      (In thousands, except share and per share data)
                                                        (Unaudited)

                                                             Three Months Ended                      Nine Months Ended
                                                                September 30,                          September 30,
                                                     -----------------------------------    ------------------------------------
                                                          2005                2004                2005                2004
                                                     ---------------     ---------------    -----------------    ---------------
Operating revenues:

Casino.......................................        $    123,049        $       -          $     221,764        $      -
Rooms........................................              61,393                -                106,026               -
Food and beverage............................              61,211                -                109,266               -
Entertainment, retail and other..............              42,057                1                 76,716             195
                                                     ---------------     ---------------    -----------------    ---------------
     Gross revenues..........................             287,710                1                513,772             195
Less promotional allowances..................             (36,269)               -                (61,203)              -
                                                     ---------------     ---------------    -----------------    ---------------
     Net revenues............................             251,441                1                452,569             195

Operating costs and expenses:
Casino.......................................              53,388                -                 95,668               -
Rooms........................................              16,120                -                 27,900               -
Food and beverage............................              42,477                -                 76,184               -
Entertainment, retail and other..............              28,699               (7)                48,966              68
General and administrative...................              44,814                5                 75,827             297
Provision for doubtful accounts..............               2,043                -                 10,642               -
Pre-opening costs............................               7,147           21,525                 88,616          52,543
Depreciation and amortization................              37,886            1,904                 67,505           3,727
Property charges and other...................               6,052              788                  6,161           1,300
                                                     ---------------     ---------------    -----------------    ---------------
     Total operating costs and expenses......             238,626           24,215                497,469          57,935

Equity in income from unconsolidated affiliates.              463                -                    714               -
                                                     ---------------     ---------------    -----------------    ---------------

Operating income (loss).........................           13,278          (24,214)               (44,186)        (57,740)
                                                     ---------------     ---------------    -----------------    ---------------

Other income/(expense):

Interest income..............................               7,467            1,844                 20,632           4,975
Interest expense, net........................             (34,935)            (336)               (63,425)           (533)
Loss on early extinguishment of debt.........                   -                -                      -         (25,628)
                                                     ---------------     ---------------    -----------------    ---------------
     Other income (expense), net.............             (27,468)           1,508                (42,793)         (21,186)
                                                     ---------------     ---------------    -----------------    ---------------

Minority interest...............................                -                -                      -            1,054
                                                     ---------------     ---------------    -----------------    ---------------

Net loss........................................          (14,190)         (22,706)               (86,979)         (77,872)

Change in fair value of interest rate swaps.....            6,146           (8,925)                 8,033           (2,938)
                                                     ---------------     ---------------    -----------------    ---------------

Comprehensive loss..............................     $     (8,044)       $ (31,631)         $     (78,946)       $ (80,810)
                                                     ===============     ===============    =================    ===============

Basic and diluted earnings per common share:
Net loss:
    Basic....................................        $      (0.14)       $   (0.26)         $       (0.89)       $   (0.92)
Diluted......................................        $      (0.14)       $   (0.26)         $       (0.89)       $   (0.92)
Weighted average common
   shares outstanding:
    Basic......................................            98,472           88,063                 98,245           84,543
    Diluted..................................              98,472           88,063                 98,245           84,543


                                     WYNN RESORTS, LIMITED AND SUBSIDIARIES
                  RECONCILIATION OF NET LOSS AND NET LOSS PER SHARE TO ADJUSTED NET LOSS AND
                                            NET LOSS PER SHARE
                                                (Unaudited)


Adjusted Net Income............................          (991)            (393)           7,798          (24,029)

Per diluted share of common stock

      Net loss:                                   $     (0.14)     $     (0.26)     $     (0.89)     $     (0.92)
      Pre-opening costs........................          0.07             0.24             0.90             0.62
      Property charges and other...............          0.06             0.01             0.06             0.02
Adjusted Net Income............................         (0.01)           (0.00)            0.08            (0.28)

Weighted average common shares outstanding
        shares outstanding:
          Basic................................        98,472           88,063           98,245           84,543
          Diluted..............................        98,472           88,063           98,245           84,543

                                         WYNN RESORTS, LIMITED AND SUBSIDIARIES
                                     RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
                                         (In thousands, except per share data)
                                                     (Unaudited)




                                                          Three Months Ended                     Nine Months Ended
                                                             September 30,                         September 30,
                                                   ----------------------------------     ---------------------------------
                                                        2005               2004               2005               2004
                                                   ---------------    ---------------     --------------     --------------

Net loss                                            $   (14,190)       $   (22,706)        $   (86,979)       $   (77,872)

      Add/(Deduct):

         Minority interest                                    -                  -                   -             (1,054)


         Interest income                                 (7,467)            (1,844)            (20,632)            (4,975)

         Interest expense, net                           34,935                336              63,425                533

         Loss on early extinguishment of debt                 -                  -                   -              25,628
                                                   ---------------    ---------------     --------------     --------------

         Total                                           27,468             (1,508)             42,793             21,186
                                                   ---------------    ---------------     --------------     --------------

Operating Income/(loss)                                  13,278            (24,214)            (44,186)           (57,740)

      Add:
      Preopening expenses:
         Wynn Las Vegas                                   1,541             11,356              67,427             26,612

         Wynn Macau                                       5,606              2,403              12,205              6,550

         Corporate and other                                  -              7,766               8,984             19,381
      Depreciation and amortization:

         Wynn Las Vegas                                  35,614                870              61,182              2,291

         Wynn Macau                                       1,526                357               4,460                357

         Corporate and other                                746                677               1,863              1,079
      Property charges and other:

         Wynn Las Vegas                                   5,939                  -               5,939                  -

         Wynn Macau                                           -                  -                   -                  -

         Corporate and other                                113                788                 222              1,300

      Corporate expenses and other                        8,842                  -              13,844                  -
                                                   ---------------    ---------------     --------------     --------------

         Total                                           59,927             24,217             176,126             57,570
                                                   ---------------    ---------------     --------------     --------------

Wynn Las Vegas adjusted EBITDA (1)                  $    73,205        $         3         $   131,940        $      (170)
                                                   ===============    ===============     ==============     ==============

                    WYNN RESORTS, LIMITED AND SUBSIDIARIES
                          SUPPLEMENTAL DATA SCHEDULE

                                                         Three Months Ended

                                                         September 30, 2005
                                                     --------------------------


Room Statistics for Wynn Las Vegas:

       Occupancy %                                                 93.0%
       Average Daily Room Rate (ADR)(1)                              264
       Average Paying Rate (APR)(2)                                  252
       Revenue per available room (REVPAR)(3)                        246

Other information:

       Table games win per unit per day(4)                         7,321
       Table Hold %                                                21.9%
       Slot Machine win per unit per day(5)                          251
       Average number of table games                                 135
       Average number of slot machines                             1,956


(1) ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

(2) APR is Average Paying Rate and is calculated by dividing cash room revenue by cash rooms occupied.

(3) REVPAR is Revenue per Available Room and is calculated by dividing total room revenue by total rooms available.

(4) Table games win per unit per day shown before discounts and commissions.

(5) Slot machine win per unit per day.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com

www.wynnresorts.com
www.wynnlasvegas.com